Ex-99.d.2

AMENDMENT NO. 2 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

       THIS AMENDMENT to Exhibit A to the Investment Management Agreement dated September 24, 2004 (the “Agreement”) between DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), amended as of the 29th day of December, 2008, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund. This Amendment supersedes all previous amendments to Exhibit A to the Agreement.

Management Fee Schedule
(as a percentage of
average daily net assets)
Fund Name	Effective Date	Annual Rate

Delaware Emerging Markets Fund	September 24, 2004	1.25% on the first $500 million;
1.20% on the next $500 million;
1.15% on the next $1,500 million; and
1.10% on assets in excess of $2,500 million

Delaware Global Value Fund	March 30, 2006	0.85% on the first $500 million;
0.80% on the next $500 million;
0.75% on the next $1,500 million; and
0.70% on assets in excess of $2,500 million

Delaware International Value Equity	September 24, 2004	0.85% on the first $500 million;
Fund		0.80% on the next $500 million;
0.75% on the next $1,500 million; and
0.70% on assets in excess of $2,500 million

Delaware Focus Global Growth Fund	December 29, 2008	0.85% on the first $500 million;
0.80% on the next $500 million;
0.75% on the next $1,500 million; and
0.70% on assets in excess of $2,500 million

DELAWARE MANAGEMENT COMPANY,	DELAWARE GROUP GLOBAL &
a series of Delaware Management Business	INTERNATIONAL FUNDS
Trust

By:	/s/ Michael J. Hogan	By:	/s/ Patrick P. Coyne
Name:	Michael J. Hogan	Name:	Patrick P. Coyne
Title:	Executive Vice President/Head of	Title:	Chairman/President/Chief Executive
	Equity Investments		Officer

Attest:	/s/ Emilia P. Wang	Attest:	/s/ Kathryn R. Williams
Name:	Emilia P. Wang	Name:	Kathryn R. Williams
Title:	Assistant Vice President/	Title:	Vice President/Associate General
	Counsel/Assistant Secretary		Counsel/Assistant Secretary